Exhibit 99.1

ANIXTER INTERNATIONAL INC. ANNOUNCES CLOSING OF $200 MILLION TERM LOAN

GLENVIEW, IL, (Business Wire) August 27, 2014—Anixter International Inc. (NYSE: AXE) today announced that its wholly-owned operating subsidiary, Anixter Inc., closed on a $200 million term loan utilizing the incremental facility available under its senior unsecured revolving credit agreement, dated as of April 8, 2011. The proceeds from the incremental facility are expected to be used to fund a portion of the planned acquisition of Tri-Ed Security Products.

Additionally, the company amended the revolving credit agreement to:

•	Increase the maximum leverage ratio from 3.25 to 3.50;
•	Increase the leverage ratio maintenance test with respect to the senior notes due 2015 from 2.75 to 3.00;
•	Reset the incremental facility to $200 million after giving effect to the term loan.

All other material terms and conditions of the revolving credit agreement, which is guaranteed by Anixter International Inc., remain substantially unchanged.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 450,000 products and $1 billion in inventory 3) approximately 210 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE. To learn more about the company, please visit Anixter.com.

About Tri-Ed

Established in 1982, and headquartered in Woodbury, NY, Tri-Ed is North America’s largest independent security distributor. Tri-Ed serves all four major segments of the security market including video, access control, intrusion detection and fire/life safety, and provides approximately 110,000 products to a fragmented base of over 20,000 active dealer and security integrator customers. The company employs over 600 people across 63 locations in the US and Canada.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Investor Contacts

Ted Dosch

Executive Vice President and CFO

(224) 521-4281

Lisa Micou Meers, CFA

VP – Investor Relations

(224) 521-8895